As filed with the Securities and Exchange Commission on May 8, 2012	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REALTY INCOME CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	33-0580106 (I.R.S. Employer Identification Number)

600 La Terraza Boulevard

Escondido, California  92025-3873

(Address of Principal Executive Offices including Zip Code)

Realty Income Corporation 2012 Incentive Award Plan

(Full Title of the Plan)

Copy To: Michael R. Pfeiffer, Esq. Realty Income Corporation 600 La Terraza Boulevard Escondido, California 92025-3873 (760) 741-2111	Copy To: William J. Cernius, Esq. Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa, Mesa, CA 92626-1925 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  Check one:

Large Accelerated Filer ☒	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 Par Value	3,985,734	$39.37	$156,198,347.58	$17,982.85

(1)          Represents shares of common stock, par value $0.01 per share (“Common Stock”), of Realty Income Corporation (the “Company”) issuable under the Realty Income Corporation 2012 Incentive Award Plan (the “Plan”), as follows: 1,500,000 shares of Common Stock, plus 1,575,548 shares of Common Stock that remained available for issuance under the Company’s 2003 Incentive Award Plan (the “2003 Plan”) as of the date the Company’s Board of Directors approved the Plan and up to a maximum of 910,186 shares of Common Stock underlying awards outstanding under the 2003 Plan as of the date the Company’s Board of Directors approved the Plan, which will become available for issuance under the Plan if such shares are forfeited or otherwise terminate, expire or lapse. In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, or similar transaction.

(2)          Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities as reported on the New York Stock Exchange on May 8, 2012.

EXPLANATORY NOTE

On March 5, 2012, the Board of Directors of the Company approved the Plan, subject to the approval of the Company’s stockholders.  On May 8, 2012, the Company’s stockholders approved the Plan.  This Registration Statement is being filed in order to register the 3,985,734 shares of Common Stock that may be offered or sold to participants under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed with the SEC by us are incorporated as of their respective dates in this Registration Statement by reference:

•                  The Annual Report of the Company on Form 10-K for the year ended December 31, 2011;

•                  The Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2012;

•                  Current Reports on Form 8-K filed with the SEC on February 3, 2012, February 13, 2012, February 22, 2012, March 22, 2012 and April 17, 2012; and

•                  The descriptions of the Company’s common stock contained in the Registration Statement on Form 8-B (File No. 001-13374) filed with the SEC on July 29, 1997, including any subsequently filed amendments and reports filed for the purpose of updating such descriptions.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements of Realty Income Corporation and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, the related financial statement Schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Item 4.           Description of Securities.

Not Applicable.

Item 5.           Interests of Named Experts and Counsel.

Not Applicable.

Item 6.           Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•                  actual receipt of an improper benefit or profit in money, property or services, or

•                  active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, we must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our board of directors or the stockholders to alter or eliminate the rights it provides.

Item 7.           Exemption from Registration Claimed.

Not Applicable.

Item 8.           Exhibits.

EXHIBIT

4.1	Form of Common Stock Certificate (filed as exhibit 4.16 to the Company’s Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference)

5.1	Opinion of Venable LLP

10.1	Realty Income Corporation 2012 Incentive Award Plan (filed as Appendix B to the Company’s Proxy Statement on Schedule 14A filed on March 30, 2012 and incorporated herein by reference)

23.1	Consent of KPMG LLP

23.2	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this registration statement)

Item 9.           Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Escondido, State of California, on this 8th day of May, 2012.

REALTY INCOME CORPORATION

By:	/s/ Michael R. Pfeiffer
Michael R. Pfeiffer
Executive Vice-President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Paul M. Meurer and Michael R. Pfeiffer, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ THOMAS A. LEWIS	Vice Chairman of the Board of	May 8, 2012
Thomas A. Lewis	Directors and Chief Executive Officer

/s/ PAUL M. MEURER	Executive Vice President, Chief	May 8, 2012
Paul M. Meurer	Financial Officer and Treasurer (Principal Financial Officer)

/s/ GREGORY J. FAHEY	Vice President, Controller (Principal	May 8, 2012
Gregory J. Fahey	Accounting Officer)

/s/ MICHAEL D. MCKEE	Chairman of the Board of Directors	May 8, 2012
Michael D. McKee

/s/ KATHLEEN R. ALLEN, PH.D.	Director	May 8, 2012
Kathleen R. Allen, Ph.D.

/s/ DONALD R. CAMERON	Director	May 8, 2012
Donald R. Cameron

/s/ A. LARRY CHAPMAN	Director	May 8, 2012
A. Larry Chapman

/s/ PRIYA CHERIAN HUSKINS	Director	May 8, 2012
Priya Cherian Huskins

/s/ GREGORY T. MCLAUGHLIN	Director	May 8, 2012
Gregory T. McLaughlin

/s/ RONALD L. MERRIMAN	Director	May 8, 2012
Ronald L. Merriman

INDEX TO EXHIBITS

EXHIBIT

4.1	Form of Common Stock Certificate (filed as exhibit 4.16 to the Company’s Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference)

5.1	Opinion of Venable LLP

10.1	Realty Income Corporation 2012 Incentive Award Plan (filed as Appendix B to the Company’s Proxy Statement on Schedule 14A filed on March 30, 2012 and incorporated herein by reference)

23.1	Consent of KPMG LLP

23.2	Consent of Venable LLP (included in Exhibit 5.1)